Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13D and any amendments thereto may be filed on behalf of each of them.

TRUST U/A 8/30/38 FOR THE BENEFIT OF MALCOLM G. CHACE III

Dated: July 11, 2011	By:	/s/ Elizabeth Z. Chace
Elizabeth Z. Chace, Trustee

By:	/s/ Christian Nolen
Christian Nolen, Trustee

/s/ Elizabeth Z. Chace
Elizabeth Z. Chace

By:	/s/ Christian Nolen
Christian Nolen